Exhibit 99.2

Cartica Acquisition Corp

Closes $230 Million Initial Public Offering

New York, NY, January 7, 2022 – Cartica Acquisition Corp (“Cartica” or the “Company”), a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, today announced the closing of its initial public offering of 23,000,000 units, at a price of $10.00 per unit. The number of units sold reflected the full exercise by the underwriter of its over-allotment option. Potential business combination partners may be in any industry or sector and incorporated in any jurisdiction, but are likely to have an operational or business focus in India, to serve the large and growing Indian market, and preferably with an ambition to grow and expand internationally.

The units are listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “CITEU.” Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to trade on Nasdaq under the symbols “CITE” and “CITEW”, respectively.

J.P. Morgan Securities LLC acted as sole book running manager for the offering. A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 4, 2022.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, phone: 866-803-9204, email: prospectus-eq_fi@jpmchase.com. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This communication contains “forward-looking statements,” including with respect to the anticipated use of the net proceeds from the offering. No assurance can be given that the net proceeds will be used as indicated. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus relating to the offering, as filed with the SEC. Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these forward-looking statements after the date of this communication, except as required by law.

About Cartica Acquisition Corp

Cartica Acquisition Corp is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Our sponsor, Cartica Acquisition Partners, LLC, is an affiliate of Cartica Management, LLC, an emerging markets-focused asset management firm based in Washington D.C. which manages a concentrated portfolio of high-quality emerging market companies for several of the world’s largest institutional investors.

Contacts

Andrew Mariyanich

Cartica Acquisition Corp

Email: amariyanich@carticaspac.com

Tel: +1-202-602-8679

2